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Prospectus supplement to prospectus dated June 7, 2002	Filed pursuant to Rule 424(b)(3) Registration No. 333-87716

$220,000,000
Navistar Financial Corporation
4.75% Subordinated Exchangeable Notes due 2009

Navistar International Corporation
3,947,605 Shares of Common Stock

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus, dated June 7, 2002 relating to $220,000,000 aggregate principal amount of 4.75% Subordinated Exchangeable Notes due 2009 of Navistar Financial Corporation ("Navistar Financial"), a Delaware corporation and wholly-owned subsidiary of Navistar International Corporation ("Navistar"), a Delaware corporation, and the 3,947,605 shares of Navistar common stock, par value $.10 per share, issuable upon exchange of the notes.

Change in Selling Securityholder Information

        The following table contains information as of the date hereof with respect to the selling securityholders and the principal amount of notes and the underlying Navistar common stock beneficially owned by the selling securityholders listed below. All information regarding beneficial ownership has been furnished by the selling securityholders.

	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding (2)
Name
CIBC World Markets (International) Arbitrage Corp	$3,000,000	1.36%	53,831	*
City of Shreveport Post Employees Retirement System	$215,000	*	3,858	*

*
Less than 1%.

(1)
Assumes exchange of all of the holders' notes at an exchange price of $55.73 per share of Navistar common stock. However, this exchange price will be subject to adjustment as described under "Description of Notes—Exchange" in the prospectus. As a result, the amount of Navistar common stock issuable upon exchange of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 60,080,454 shares of Navistar common stock outstanding as of June 3, 2002. Assumes the number of shares of Navistar common stock issuable upon exchange of all of that particular holder's notes are outstanding. However, this does not include the exchange of any other holder's notes.

        Investing in the notes and Navistar common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is June 24, 2002.

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